Exhibit 99.1

CONTINENTAL BUILDING PRODUCTS REPORTS FOURTH QUARTER

AND FULL YEAR 2015 RESULTS

- Earnings Per Share Increased 4% to $0.25 in Fourth Quarter as Compared to Prior Year –

- Repurchased 472,000 Shares of Common Stock and Lowered Debt $20 Million in the Fourth Quarter –

- Adjusted Earnings Per Share1 Increased 52% to $0.84 for the Full Year Compared to $0.56 for the Prior Year; GAAP Earnings Per Share of $0.39 for the Full Year Compared to $0.37 for the Prior Year –

- Repurchased 2.4 Million Shares of Common Stock and Reduced Debt $55 Million for the Full Year –

Herndon, Virginia, February 22, 2016. Continental Building Products, Inc. (NYSE: CBPX) (the Company), a leading manufacturer of wallboard and gypsum-based products, announced today results for the fourth quarter and fiscal year ended December 31, 2015.

Highlights of Fourth Quarter 2015 as Compared to Fourth Quarter 2014

•	Net sales of $110.4 million, down 8.6%

•	Gross margin of 26.2%, flat versus prior year quarter

•	Adjusted EBITDA margin[1] of 30.0%, up 150 basis points

•	Cash flow from operations of $31.7 million, down 1.7%

•	Deployed $8.5 million to repurchase common stock and $20.0 million to reduce debt

Highlights of Full Year 2015 as Compared to Full Year 2014

•	Net sales of $421.7 million, down 0.7%

•	Gross margin of 25.8%, up 360 basis points

•	Adjusted EBITDA margin[1] of 29.7%, up 260 basis points

•	Cash Flow from operations of $82.6 million, up 5.9%

•	Deployed $48.5 million to repurchase common stock and $55.0 million to reduce debt

“We executed a fourth quarter that expanded adjusted EBITDA margins and produced another strong quarter of cash flow in the face of softer revenues,” stated Jay Bachmann, Continental’s Chief Executive Officer. “Our wallboard volume in the fourth quarter decreased versus prior year quarter as no pre-buy activity occurred with the change in timing of our price increase from January 1 to April 1. Even with this shift in volumes, we continued to generate strong cash flows from operations and deployed the cash for our stock repurchase program and to strengthen our balance sheet.”

[1]	See the financial schedules at the end of this press release for a reconciliation of adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted earnings per share, which are non-GAAP financial measures, to relevant GAAP financial measures.

Mr. Bachmann continued, “For the full year, our high cash flow from operations allowed us to repurchase $48.5 million of common stock and reduce our debt by $55.0 million. As we move forward, we believe our strong balance sheet and highly efficient, low cost operations provide us with the ability to optimize our earnings while taking advantage of opportunities that enhance value for stockholders.”

Fourth Quarter 2015 Results vs. Fourth Quarter 2014

Net income during the quarter grew to $10.6 million, or $0.25 per share, compared to $10.4 million, or $0.24 per share, in the prior year quarter.

Net sales for the fourth quarter of 2015 were $110.4 million, compared to $120.8 million in the fourth quarter of 2014. Wallboard volumes were 596 MMSF, compared to 627 MMSF in the prior year quarter. The average mill net price2 was $148.37 per thousand square feet (MSF), compared to $152.79 per MSF in the prior year quarter, mainly due to a weaker Canadian dollar, regional sales mix and softer demand. At constant currency, average mill net price decreased 2.1% compared to the prior year quarter.

Gross profit was $28.9 million, compared to $31.7 million in the prior year quarter. The gross margin of 26.2% remained stable compared to the prior year quarter, primarily as a result of strict cost controls and favorable energy costs despite lower net sales.

SG&A expense was $8.1 million, compared to $10.2 million in the prior year quarter. SG&A as a percentage of sales improved to 7.3% compared to 8.5% in the prior year quarter, mainly attributable to cost saving initiatives.

Operating income was $20.8 million, compared to $21.5 million in the prior year quarter.

Interest expense was $3.9 million, down $0.7 million from $4.6 million in the prior year quarter, reflecting a reduction in the long-term debt.

Adjusted EBITDA1 of $33.1 million increased as a percentage of net sales to 30.0%, compared to Adjusted EBITDA1 of $34.5 million as a percentage of net sales of 28.5% in the prior year quarter.

Full Year 2015 Results vs. Full Year 2014

Adjusted net income1 increased to $36.2 million, or $0.84 per share, compared to adjusted net income1 of $23.8 million, or $0.56 per share, in the prior year. GAAP net income was $16.7 million, or $0.39 per share, compared to net income of $15.9 million, or $0.37 per share, in the prior year.

Net sales for the full year of 2015 were $421.7 million, compared to $424.5 million for the full year of 2014. Wallboard volumes increased 0.9% to 2,199 MMSF, compared to 2,180 MMSF in the prior year. The average wallboard mill net price2 was $153.70 per MSF, compared to $154.77 in the prior year.

Gross profit was $108.8 million, up 15.4% from $94.3 million in the prior year. The gross margin of 25.8% increased from 22.2% in the prior year. SG&A expense was $34.9 million, compared to $33.6 million in the prior year.

The expense associated with the Company’s Long Term Incentive Plan (LTIP), which was implemented and was funded by Lone Star, was $29.9 million for the full year of 2015. Certain members of the Company’s management team earned payments under the LTIP in connection with Lone Star’s sale of common stock during 2015. These payments did not result in a net cash outlay by the Company as it was funded by Lone Star.

[2]	Mill net price represents average selling price per thousand square feet (MSF), net of freight and delivery costs.

Operating income was $44.0 million, compared to $60.8 million in the prior year, with the decrease primarily due to the LTIP expense in the full year of 2015, with no comparable expense in the prior year. Excluding the expense associated with the LTIP, operating income increased 21.7% compared to the prior year.

Interest expense was $16.4 million, compared to $29.1 million in the prior year, primarily reflecting a reduction in the long-term debt, a decrease in the interest rate on the Company’s borrowings and a non-recurring charge of $6.9 million in the prior year related to the early extinguishment of debt.

Adjusted EBITDA1 increased 8.8% to $125.3 million, compared to $115.1 million in the prior year. Adjusted EBITDA1 as a percentage of net sales was 29.7% compared to 27.1% in the prior year. Net income as a percentage of net sales was 4.0% compared to 3.7% in the prior year.

Balance Sheet and Cash Flow

At the end of the quarter on December 31, 2015, the Company had cash of $14.7 million and total debt outstanding of $294.6 million. During the full year of 2015, the Company generated operating cash flow of $82.6 million and incurred $10.0 million of capital expenditures and software development costs. During the full year of 2015, the Company used a portion of its operating cash flow for the voluntary repayment of $55.0 million of debt with the next principal payment on the Company’s debt not due until August 2020 when the full remaining amount comes due.

During the full year of 2015, the Company also used operating cash flow to purchase approximately 2.4 million shares of its common stock at an aggregate purchase price of $48.5 million. In May and September, the Company purchased a combined 1,920,700 shares from an affiliate of Lone Star in two separate private, non-underwritten transactions concurrent with two secondary public offerings. In November, the Company’s Board of Directors authorized a stock repurchase program under which the Company may repurchase shares of its outstanding common stock up to an aggregate amount of $50.0 million through the end of 2016. During the fourth quarter of 2015, the Company repurchased 472,185 shares for approximately $8.5 million under this new stock repurchase program.

Investor Conference Webcast and Conference Call:

The Company will host a webcast and conference call on Monday, February 22, 2016 at 5:00 p.m. Eastern time to review fourth quarter and full year 2015 financial results and discuss recent events and conduct a question-and-answer period. The live webcast will be available on the Investor Relations section of the Company’s website at www.continental-bp.com. To participate in the call, please dial 877-407-3982 (domestic) or 201-493-6780 (international). A replay of the conference call will be available through March 22, 2016, by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the pass code 13628468.

About Continental Building Products

Continental Building Products is a leading North American manufacturer of gypsum wallboard and complementary finishing products. The Company is headquartered in Herndon, Virginia with operations serving the residential, commercial and repair and remodel construction markets primarily in the eastern United States and eastern Canada. For additional information, visit www.continental-bp.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Contact Information:

Investor Relations:

Tel.: 703-480-3980

Investorrelations@continental-bp.com

Continental Building Products, Inc.

Consolidated Statements of Operations

(dollars in thousands, except per share, mill net and volume data)

	Three Months	Three Months	Twelve months	Twelve months
	Ended	Ended	Ended	Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
	(Unaudited)	(Unaudited)
Net Sales	$110,360	$120,810	$421,682	$424,502
Costs, expenses and other income:
Cost of goods sold	81,498	89,131	312,840	330,173
Selling and administrative:	8,092	10,210	34,891	33,568
Long Term Incentive Plan funded by Lone Star	—	—	29,946	—

Total costs and operating expenses	89,590	99,341	377,677	363,741

Operating income (loss)	20,770	21,469	44,005	60,761
Other income (expense), net	(50)	(183)	(751)	(5,644)
Interest expense, net	(3,874)	(4,551)	(16,432)	(29,069)

Income (loss) before losses on equity method investment and income tax	16,846	16,735	26,822	26,048
Earnings (losses) from equity method investment	(220)	144	(750)	(113)

Income (loss) before income tax	16,626	16,879	26,072	25,935
Income tax (expense) benefit	(6,023)	(6,518)	(9,336)	(10,044)

Net income (loss)	$10,603	$10,361	$16,736	$15,891

Net income (loss) per share:
Basic	$0.25	$0.24	$0.39	$0.37
Diluted	$0.25	$0.24	$0.39	$0.37
Weighted average shares outstanding:
Basic	42,025,549	44,069,000	43,172,528	42,940,849
Diluted	42,065,067	44,089,465	43,218,324	42,952,022
Other financial data:
EBITDA (1)	$33,147	$34,462	$95,313	$115,078
Adjusted EBITDA (1)	33,147	34,462	125,259	115,078
Capital expenditures	5,961	2,788	8,812	5,698
Wallboard sales volume (MSF)	596	627	2,199	2,180
Mill net sales price (2)	$148.37	$152.79	$153.70	$154.77

(1)	EBITDA and Adjusted EBITDA are non-GAAP measures. See “Reconciliation of GAAP Measures to Non-GAAP Measures” below for how we define and calculate EBITDA and Adjusted EBITDA as non-GAAP measures, reconciliations of net income, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA, and a description of why we believe these measures are important.
(2)	Mill net sales price represents average selling price per thousand square feet (MSF) net of freight and delivery costs.

Continental Building Products, Inc.

Consolidated Balance Sheets

(dollars in thousands, except share data)

(in thousands, except share data)	As of	As of
	December 31, 2015	December 31, 2014
Assets
Cash	$14,729	$15,627
Receivables, net	35,812	40,152
Inventories	27,080	29,564
Prepaid and other current assets	8,035	8,330
Deferred taxes, current	—	3,157

Total current assets	85,656	96,830
Property, plant and equipment, net	326,407	353,652
Customer relationships and other intangibles, net	94,835	110,809
Goodwill	119,945	119,945
Equity method investment	9,262	10,919
Debt issuance costs	6,936	8,826

Total Assets	$643,041	$700,981

Liabilities and equity
Accounts payable	$22,788	$24,561
Accrued and other liabilities	$12,334	11,428
Notes payable, current portion	—	—

Total current liabilities	35,122	35,989
Deferred taxes and other long-term liabilities	$12,537	12,494
Notes payable, non-current portion	294,616	349,125

Total liabilities	342,275	397,608

Equity
Undesignated preferred stock, par value $0.001 per share; 10,000,000 shares authorized, no shares issued and outstanding at December 31, 2015 and 2014	—	—
Common stock, $0.001 par value per share; 190,000,000 shares authorized; 44,145,080 and 44,069,000 shares issued at December 31, 2015 and 2014, respectively; 41,750,031 and 44,069,000 shares outstanding at December 31, 2015 and 2014, respectively	44	44
Additional paid-in capital	319,817	288,393
Less: Treasury stock	(48,479)	—
Accumulated other comprehensive loss	(5,341)	(3,060)
Accumulated earnings	34,725	17,996

Total equity	300,766	303,373

Total liabilities and equity	$643,041	$700,981

Continental Building Products, Inc.

Consolidated Statements of Cash Flows

(dollars in thousands)

	Year Ended	Year Ended
(in thousands)	December 31,	December 31,
	2015	2014
Cash flows from operating activities:
Net income (loss)	$16,736	$15,891
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	51,308	54,317
Bad debt expense	(166)	413
Amortization of debt issuance costs and debt discount	2,315	9,210
Loss on disposal of property, plant and equipment	95	—
Loss from equity method investment	750	113
Share based compensation	801	797
Deferred taxes	3,407	11,105
Change in assets and liabilities:
Receivables	4,299	(8,268)
Inventories	2,116	(1,645)
Prepaid expenses and other current assets	749	(783)
Accounts payable	(1,323)	(3,805)
Accrued and other current liabilities	1,682	(665)
Other long term liabilities	(191)	1,311

Net cash provided by operating activities	82,578	77,991

Cash flows from investing activities:
Capital expenditures	(8,812)	(5,698)
Software purchased or developed	(1,217)	(3,940)
Capital contributions to equity method investment	(103)	—
Distributions from equity method investment	1,010	1,968

Net cash used in investing activities	(9,122)	(7,670)

Cash flows from financing activities:
Capital contribution from Lone Star Funds	29,750	—
Net proceeds from issuance of common stock	—	151,354
Proceeds from exercise of stock options	873	—
Principal payments for First Lien Credit Agreement	(55,000)	(61,975)
Repayment of Second Lien Credit Agreement	—	(155,000)
Payments to repurchase common stock	(48,479)	—

Net cash (used in) provided by financing activities	(72,856)	(65,621)

Effect of foreign exchange rates on cash and cash equivalents	(1,498)	(895)
Net change in cash and cash equivalents	(898)	3,805
Cash, beginning of period	15,627	11,822

Cash, end of period	$14,729	$15,627

Reconciliation of GAAP Measures to Non-GAAP Measures

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share have been presented in this press release as supplemental measures of financial performance that are not required by, or presented in accordance with, Generally Accepted Accounting Principles (GAAP). This release presents EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share, as supplemental performance measures because management believes that they facilitate a comparative assessment of the Company’s operating performance relative to its performance based on results under GAAP while isolating the effects of some items that vary from period to period without any correlation to core operating performance and eliminate certain charges that management believes do not reflect the Company’s operations and underlying operational performance. Management also believes that EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share are useful to investors because they allow investors to view the business through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods.

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share may not be comparable to similarly titled measures of other companies because other companies may not calculate EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share in the same manner. EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share are not measurements of the Company’s financial performance under GAAP and should not be considered in isolation or as alternatives to net income or earnings per share determined in accordance with GAAP or any other financial statement data presented as indicators of financial performance or liquidity, each as calculated and presented in accordance with GAAP.

The following is a reconciliation of net income to EBITDA, Adjusted EBITDA and Adjusted EBITDA margin:

		Three Months Ended December 31, 2015	Three Months Ended December 31, 2014	Year Ended December 31, 2015	Year Ended December 31, 2014
Net Income		$10,603	$10,361	$16,736	$15,891
Adjustments:
Other expense, net		50	183	751	5,644
Interest expense, net		3,874	4,551	16,432	29,069
(Earnings) losses from equity method investment		220	(144)	750	113
Income tax expense (benefit)		6,023	6,518	9,336	10,044
Depreciation and amortization		12,377	12,993	51,308	54,317

EBITDA—Non-GAAP Measure		33,147	34,462	95,313	115,078
Long Term Incentive Plan funded by Lone Star	(a)	—	—	29,946	—

Adjusted EBITDA—Non-GAAP Measure		$33,147	$34,462	$125,259	$115,078

Operating Margin		18.8%	17.8%	10.4%	14.3%
Adjusted EBITDA Margin—Adjusted EBITDA as a percentage of net sales—Non-GAAP Measure		30.0%	28.5%	29.7%	27.1%

(a)	Represents expense recognized pursuant to the LTIP. The amounts are funded by an affiliate of Lone Star.

The following is a reconciliation of net income to Adjusted Net Income and earnings per share to Adjusted Earnings per Share:

		Three Months Ended	Three Months Ended	Year Ended	Year Ended
		December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Net income—GAAP Measure		$10,603	$10,361	$16,736	$15,891
Long Term Incentive Plan funded by Lone Star, after tax	(a)	—	—	19,465	—
Termination fee for advisory agreement, after tax	(b)	—	—	—	1,318
Call premium for Second Lien Credit Agreement, after tax	(c)	—	—	—	2,044
Expense of original issue discount and deferred financing fees for debt repayment, after tax	(d)	—	—	—	4,570

Adjusted net income—non-GAAP measure		$10,603	$10,361	$36,201	$23,823

		Three Months Ended	Three Months Ended	Year Ended	Year Ended
		December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Earnings per share—GAAP measure		$0.25	$0.24	$0.39	$0.37
Long Term Incentive Plan funded by Lone Star, after tax	(a)	—	—	0.45	—
Termination fee for advisory agreement, after tax	(b)	—	—	—	0.03
Call premium for Second Lien Credit Agreement, after tax	(c)	—	—	—	0.05
Expense of original issue discount and deferred financing fees for debt repayment, after tax	(d)	—	—	—	0.11

Adjusted earnings per share—non-GAAP measure		$0.25	$0.24	$0.84	$0.56

(a)	Represents expense recognized pursuant to the LTIP. All amounts are funded by an affiliate of Lone Star.
(b)	Adjusts for one-time payment of termination fees to affiliates of Lone Star in connection with the termination of our asset advisory agreement.
(c)	Adjusts for a prepayment premium for the repayment of the Second Lien Credit Agreement.
(d)	Adjusts for original issue discount and deferred financing amortization accelerated by the repayment of the Second Lien Credit Agreement.

Interim Volumes and Mill Net Prices (Unaudited)

Interim Volumes and Mill Net Prices

(unaudited)

	Three Months Ended March 31, 2014	Three Months Ended June 30, 2014	Three Months Ended September 30, 2014	Three Months Ended December 31, 2014	Three Months Ended March 31, 2015	Three Months Ended June 30, 2015	Three Months Ended September 30, 2015	Three Months Ended December 31, 2015
Volumes (million square feet)	438	525	590	627	469	567	567	596
Mill net Price per MSF—Total	$157.32	$155.76	$154.10	$152.79	$157.46	$156.85	$153.05	$148.37
Mill net Price per MSF—U.S. only	$160.83	$159.18	$156.72	$155.54	$162.70	$161.41	$157.05	$151.74